    Press Release

UGI Reports Strong First Quarter Results
February 3, 2021

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) today reported financial results for the fiscal quarter ended December 31, 2020.
HEADLINES

•GAAP diluted earnings per share ("EPS") of $1.44 and adjusted diluted EPS of $1.18 compared to GAAP diluted EPS of $1.00 and adjusted diluted EPS of $1.17 in the prior-year period.
•Reportable segments earnings before interest expense and income taxes1 ("EBIT") of $414 million compared to $419 million in the prior-year period.
•Margins stronger than prior year at UGI International, continued progress on the LPG business transformation initiatives, and disciplined expense management largely offset warmer than prior-year weather at our domestic businesses and the impact of the COVID-19 pandemic.
•Through its subsidiary, UGI Energy Services, LLC ("Energy Services") entered into definitive agreements to invest in New Energy One HoldCo LLC, which is part of the team developing a utility-scale renewable natural gas (“RNG”) project in Idaho.
•On December 30, 2020, UGI announced that it had signed a definitive agreement to acquire Mountaineer Gas Company.
ESG HIGHLIGHTS
•UGI Utilities, Inc. (“UGI Utilities”) has executed a RNG interconnect agreement with a landfill gas developer in northeast Pennsylvania.
•UGI Utilities has also commenced construction on a project to deliver natural gas to UPS Fuel Services Inc., a subsidiary of United Parcel Services, Inc. (“UPS”), for a large regional fleet of compressed natural gas (“CNG”) delivery vehicles.
•On February 2, 2021, UGI International announced a new supply and development partnership with Ekobenz, a Polish technology specialist in catalytic conversion of bioethanol to bio-gasoline and bioLPG, for exclusive rights to its supply of bioLPG.
•On December 14, 2020, UGI Utilities and Energy Services joined the coalition Our Nation’s Energy Future (ONE Future) to further progress their commitment toward achieving UGI’s ambitious greenhouse gas emission reduction targets.
•Created a dedicated ESG function to continue advancing UGI's commitment to sustainability.
•Through its subsidiary, UGI Utilities, UGI supported programs promoting Belonging, Inclusion, Diversity & Equity (BIDE) and STEM advancement through a gift of $300,000 to Penn State Harrisburg.

"UGI delivered a strong first quarter with GAAP diluted EPS of $1.44 and adjusted diluted EPS of $1.18, despite weather that was warmer than normal in all of our service territories and the ongoing impact of COVID-19 on our operations." said John L. Walsh, President and Chief Executive Officer of UGI Corporation. "The solid results highlight the benefits of both geographic and operational diversification as the strong performance was driven by higher margins at UGI International, higher volumes from AmeriGas’ cylinder exchange program, favorable capacity management margin at our Midstream & Marketing business, continued contribution from our growth drivers and transformation initiatives, and disciplined expense management. These factors largely offset generally warmer weather in our domestic businesses and the negative impact of COVID-19 during the quarter; demonstrating the resiliency of our business.

“The LPG businesses continue to make good progress on the business transformation initiatives. Fiscal 2021 is an important year for both businesses as we begin to execute on critical aspects of the projects and continue to build a culture of continuous improvement. AmeriGas and UGI International continue to enhance operational efficiency, improve the customer experience, and remain on pace to deliver total ongoing annual benefits of more than $140 million and €30 million, respectively.

“On December 30, 2020 we announced an agreement to acquire Mountaineer Gas Company. The transaction accelerates the goal of rebalancing our portfolio and provides us with an opportunity to support our customers in West Virginia through investments that will ensure safe, reliable, affordable, and environmentally responsible natural gas services. We expect to see rate base grow by a compound annual growth rate of approximately 10% to 12% over the long term. The transaction is expected to be immediately accretive to adjusted diluted EPS and is expected to close in the second half of calendar year 2021.

“Lastly, we continue to make progress on our goal to be a leader in delivering renewable energy solutions for our customers. Recently, UGI Utilities executed a RNG interconnect agreement with a large landfill gas developer in northeast Pennsylvania and commenced construction on a project to deliver natural gas to UPS Fuel Services Inc. We also recently announced that UGI International entered into a supply and development partnership with Ekobenz and secured exclusive rights to Ekobenz’ supply of bioLPG, a renewable form of propane-butane produced from advanced bioethanol.

“We continued to make progress on key initiatives during the first quarter and remain on track to deliver on our long-term financial commitments to shareholders.”

KEY DRIVERS OF FIRST QUARTER RESULTS
•AmeriGas: Retail volume decreased 9% on weather that was 8.2% warmer than the prior-year period; Cylinder Exchange volumes increased 25%; 8% lower operating and administrative expenses due to progress on the LPG business transformation initiatives and disciplined expense management
•UGI International: Higher EBIT primarily driven by higher average LPG unit margins due to the effects of margin management efforts, lower LPG product costs, and lower costs associated with energy conservation certificates; increase in bulk volumes; and sound expense management
•Midstream & Marketing: Lower EBIT largely attributable to weather that was 11.4% warmer than the prior year period
•UGI Utilities: Core market volumes decreased 12% primarily due to weather that was 10.1% warmer than the prior-year period

EARNINGS CALL AND WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss the quarterly earnings and other current activities at 9:00 AM ET on Thursday, February 4, 2021. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://edge.media-server.com/mmc/p/znb3po4k or by visiting the company website https://www.ugicorp.com and clicking on Investors and then Presentations. A telephonic replay will be available from 12:00 PM ET on February 4 through 11:59 PM ET February 11. The replay may be accessed toll free at 855-859-2056 and internationally at +1 404-537-3406, conference ID 8949575.

CONTACT INVESTOR RELATIONS
610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 1004
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes LPG both domestically (through AmeriGas) and internationally (through UGI
International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in

Pennsylvania, and engages in energy marketing, including renewable natural gas, in twelve states and the District of Columbia and internationally in France, Belgium, the Netherlands and the UK.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses "adjusted diluted earnings per share," a non-GAAP financial measure, when evaluating UGI's overall performance. Management believes that this non-GAAP measure provides meaningful information to investors about UGI’s performance because it eliminates the impact of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income at UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Tables on the last page reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1 Reportable segments earnings before interest expense and income taxes represents an aggregate of our segment level EBIT as determined in accordance with GAAP.

USE OF FORWARD-LOOKING STATEMENTS

This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended). Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions (including increasingly uncertain weather patterns due to climate change) and the seasonal nature of our business; cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil as well as the availability of LPG cylinders; increased customer conservation measures; the impact of pending and future legal or regulatory proceedings, inquiries or investigations, liability for uninsured claims and for claims in excess of insurance coverage; domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East and the withdrawal of the United Kingdom from the European Union, and foreign currency exchange rate fluctuations (particularly the euro); the timing of development of Marcellus Shale gas production; the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business; our ability to successfully integrate acquired businesses and achieve anticipated synergies; the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack; the inability to complete pending or future energy infrastructure projects; our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future transformation initiatives including the impact of customer disruptions resulting in potential customer loss due to the transformation activities; uncertainties related to the global pandemics, including the duration and/or impact of the COVID-19 pandemic; and the extent to which we are able to utilize certain tax benefits currently available under the CARES Act and similar tax legislation and whether such benefits will remain available in the future.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)

AmeriGas Propane

For the fiscal quarter ended December 31,	2020	2019	Decrease
Revenues	$666	$730	$(64)	(9)%
Total margin (a)	$394	$441	$(47)	(11)%
Operating and administrative expenses	$221	$240	$(19)	(8)%
Operating income/earnings before interest expense and income taxes	$141	$165	$(24)	(15)%
Retail gallons sold (millions)	276	304	(28)	(9)%
Heating degree days - % (warmer) colder than normal (b)	(4.6)%	4.0%
Capital expenditures	$27	$39	$(12)	(31)%
•Retail gallons sold decreased 9%, principally due to weather that was 8.2% warmer than the prior-year period, the negative effects of COVID-19 on commercial and motor fuel volumes, structural conservation and other residual volume loss, partially offset by increased cylinder exchange volumes.
•Total margin decreased $47 million primarily attributable to lower retail propane volumes ($36 million) and lower average retail unit margins ($7 million) compared to the prior-year period.
•Operating and administrative expenses decreased $19 million reflecting progress on the LPG business transformation initiatives and $3 million of lower general insurance costs. LPG transformation savings primarily reflect lower employee compensation and benefits-related costs ($11 million) and decreased vehicle and equipment operating and maintenance expenses ($6 million).
•Operating income and earnings before interest expense and income taxes each decreased $24 million reflecting the lower total margin, partially offset by lower operating and administrative expenses.

UGI International

For the fiscal quarter ended December 31,	2020	2019	Increase (Decrease)
Revenues	$700	$651	$49	8%
Total margin (a)	$317	$276	$41	15%
Operating and administrative expenses (a)	$157	$151	$6	4%
Operating income	$135	$96	$39	41%
Earnings before interest expense and income taxes	$136	$100	$36	36%
LPG retail gallons sold (millions)	236	246	(10)	(4)%
Heating degree days - % (warmer) than normal (b)	(2.0)%	(6.6)%
Capital expenditures	$29	$20	$9	45%

UGI International base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. Differences in these translation rates affect the comparison of line item amounts presented in the table above. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During the 2020 and 2019 three-month periods, the average unweighted euro-to-dollar translation rates were approximately $1.19 and $1.11, respectively, and the average unweighted British pound sterling-to-dollar translation rates were approximately $1.32 and $1.29, respectively.

•Retail volume decreased 4% principally due to termination of a high-volume low-margin autogas contract in Italy during Fiscal 2020, partially offset by increased crop drying and heating-related bulk volumes, on weather that was 4.9% colder than the prior-year period.
•Average propane wholesale prices in northwest Europe were approximately 8% lower than the prior-year period.
•Total margin increased $41 million compared to the prior-year period reflecting higher average LPG unit margins attributable to margin management efforts, lower LPG product costs and lower costs associated with energy conservation certificates, including adjustments related to the current compliance period. Total margin also increased due to higher bulk volumes, the translation effects of the stronger euro (approximately $21 million), and higher margins from energy marketing, slightly offset by the termination of the high-volume low-margin autogas contract and the effects of COVID-19.

•The increase in operating and administrative expenses largely reflects the translation effects of the stronger euro (approximately $10 million), partially offset by lower expenses due to the LPG business transformation initiatives and expense management.
•Operating income increased $39 million compared to the prior-year period primarily due to the increase in total margin, partially offset by higher operating and administrative expenses.
•Earnings before interest expense and income taxes increased $36 million compared to the prior-year period due to the higher operating income, partially offset by lower pre-tax realized gains on foreign currency exchange contracts used to reduce volatility in UGI International's net income resulting from changes in foreign currency exchange rates ($4 million).

Midstream & Marketing

For the fiscal quarter ended December 31,	2020	2019	Decrease
Revenues	$341	$373	$(32)	(9)%
Total margin (a)	$104	$109	$(5)	(5)%
Operating and administrative expenses	$32	$35	$(3)	(9)%
Operating income	$52	$55	$(3)	(5)%
Earnings before interest expense and income taxes	$59	$62	$(3)	(5)%
Heating degree days - % (warmer) colder than normal	(9.1)%	2.6%
Capital expenditures	$17	$23	$(6)	(26)%

•Temperatures were 9.1% warmer than normal and 11.4% warmer than the prior-year period.
•Total margin decreased $5 million primarily reflecting the absence of margins attributable to HVAC and Conemaugh that were divested in Fiscal 2020 ($7 million) and lower peaking margin ($5 million) compared to the prior-year period. The effect of these decreases was partially offset by higher capacity management margin ($8 million) compared to the prior-year period.
•Operating and administrative expenses decreased $3 million largely due to lower expenses attributable to the divested assets, partially offset by higher expenses for new assets placed into service and acquisitions.
•Operating income decreased due to lower total margin partially offset by lower operating and administrative expenses.

UGI Utilities

For the fiscal quarter ended December 31,	2020	2019	Increase (Decrease)
Revenues	$300	$329	$(29)	(9)%
Total margin (a)	$167	$177	$(10)	(6)%
Operating and administrative expenses	$60	$58	$2	3%
Operating income	$77	$92	$(15)	(16)%
Earnings before interest expense and income taxes	$78	$92	$(14)	(15)%
Gas Utility system throughput - billions of cubic feet
Core market	23	26	(3)	(12)%
Total	83	85	(2)	(2)%
Gas Utility heating degree days - % (warmer) colder than normal (b)	(9.8)%	0.3%
Capital expenditures	$79	$71	$8	11%

•Gas Utility service territory experienced temperatures that was 10.1% warmer than the prior-year period.
•Core market volumes decreased due to the warmer weather and volume reductions attributable to COVID-19, partially offset by customer growth.
•Total Gas Utility distribution throughput decreased 2 bcf reflecting lower core market volumes, partially offset by higher large firm delivery service volumes.
•Total margin decreased $10 million primarily due to lower total margin ($8 million) from Gas Utility core market customers.
•Operating and administrative expenses increased $2 million reflecting increases in employee compensation and benefits-related expenses and higher allocated corporate expenses compared to the prior-year period.

•Operating income decreased reflecting the lower total margin, higher depreciation expense ($3 million) and higher operating and administrative expenses ($2 million). The increased depreciation expense is attributable to continued IT and distribution system capital expenditure activity.

(a)Total margin represents total revenue less total cost of sales. In the case of UGI Utilities, total margin is reduced by revenue-related tax expenses. In the case of UGI International, total margin represents revenues less cost of sales and, in the 2019 three-month period, LPG cylinder filling costs of $7 million. For financial statement purposes, LPG cylinder filling costs in the 2019 three-month period are included in "Operating and administrative expenses" on the Condensed Consolidated Statements of Income (but excluded from operating and administrative expenses presented above). For financial statement purposes, LPG cylinder filling costs in the 2020 three-month period are included in "Cost of Sales".
(b)Beginning in Fiscal 2021, deviation from average heating degree days is determined on a rolling 10-year period utilizing volume-weighted weather data. Prior-period amounts have been restated to conform to the current-period presentation.

REPORT OF EARNINGS – UGI CORPORATION
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues:
AmeriGas Propane	$666	$730	$2,317	$2,592
UGI International	700	651	2,176	2,313
Midstream & Marketing	341	373	1,215	1,429
UGI Utilities	300	329	1,001	1,055
Corporate & Other (a)	(75)	(76)	(225)	(262)
Total revenues	$1,932	$2,007	$6,484	$7,127
Earnings (loss) before interest expense and income taxes:
AmeriGas Propane	$141	$165	$349	$403
UGI International	136	100	295	276
Midstream & Marketing	59	62	165	133
UGI Utilities	78	92	215	240
Total reportable segments	414	419	1,024	1,052
Corporate & Other (a)	76	(47)	83	(193)
Total earnings before interest expense and income taxes	490	372	1,107	859
Interest expense:
AmeriGas Propane	(40)	(42)	(162)	(168)
UGI International	(7)	(7)	(31)	(27)
Midstream & Marketing	(10)	(12)	(40)	(20)
UGI Utilities	(14)	(14)	(54)	(52)
Corporate & Other, net (a)	(7)	(9)	(29)	(16)
Total interest expense	(78)	(84)	(316)	(283)
Income before income taxes	412	288	791	576
Income tax expense	(109)	(76)	(168)	(145)
Net income including noncontrolling interests	303	212	623	431
Deduct net income attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	—	—	—	(27)
Net income attributable to UGI Corporation	$303	$212	$623	$404
Earnings per share attributable to UGI shareholders:
Basic	$1.45	$1.01	$2.98	$2.16
Diluted	$1.44	$1.00	$2.97	$2.13
Weighted Average common shares outstanding (thousands) (b):
Basic	208,774	209,439	208,896	187,248
Diluted	209,640	211,258	209,599	189,608
Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$74	$91	$139	$129
UGI International	92	73	192	181
Midstream & Marketing	35	36	91	83
UGI Utilities	49	61	124	144
Total reportable segments	250	261	546	537
Corporate & Other (a)	53	(49)	77	(133)
Total net income attributable to UGI Corporation	$303	$212	$623	$404

(a)    Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our chief operating decision maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI

and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.
(b)    Earnings per share for the twelve months ended December 31, 2019 reflect 34.6 million incremental shares of UGI Common Stock issued in connection with UGI's buy-in of the outstanding common units of AmeriGas Partners, L.P. ("AmeriGas Merger").

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Adjusted net income attributable to UGI Corporation (millions):
Net income attributable to UGI Corporation	$303	$212	$623	$404
Net (gains) losses on commodity derivative instruments not associated with current-period transactions (net of tax of $31, $(2), $68 and $(25), respectively)	(85)	10	(177)	76
Unrealized losses (gains) on foreign currency derivative instruments (net of tax of $(5), $(4), $(11) and $3, respectively)	15	11	30	(6)
Acquisition and integration expenses associated with the CMG Acquisition (net of tax of $0, $0, $(1) and $(5), respectively)	—	1	—	12
Acquisition expenses associated with the pending Mountaineer Acquisition (net of tax of $(1), $0, $(1) and $0, respectively)	1	—	1	—
Business transformation expenses (net of tax of $(4), $(5), $(16) and $(10), respectively)	13	12	46	28
AmeriGas Merger expenses (net of tax of $0, $0, $0 and $0, respectively)	—	—	—	1
Loss on disposals of Conemaugh and HVAC (net of tax of $0, $0, $(15) and $0, respectively)	—	—	39	—
Total adjustments (1) (2)	(56)	34	(61)	111
Adjusted net income attributable to UGI Corporation	$247	$246	$562	$515

Adjusted diluted earnings per share:
UGI Corporation earnings per share — diluted (3)	$1.44	$1.00	$2.97	$2.13
Net (gains) losses on commodity derivative instruments not associated with current-period transactions	(0.40)	0.05	(0.85)	0.40
Unrealized losses (gains) on foreign currency derivative instruments	0.07	0.06	0.14	(0.03)
Acquisition and integration expenses associated with the CMG Acquisition	—	—	0.01	0.06
Acquisition expenses associated with the pending Mountaineer Acquisition	0.01	—	0.01	—
Business transformation expenses	0.06	0.06	0.22	0.15
AmeriGas Merger expenses	—	—	—	0.01
Loss on disposals of Conemaugh and HVAC	—	—	0.18	—
Total adjustments (1) (3)	(0.26)	0.17	(0.29)	0.59
Adjusted diluted earnings per share (3)	$1.18	$1.17	$2.68	$2.72

(1)Corporate & Other includes certain adjustments made to our reporting segments in arriving at net income attributable to UGI Corporation, including the impact of the tax benefits resulting from tax law changes during Fiscal 2020. These adjustments have been excluded from the segment results to align with the measure used by our chief operating decision maker in assessing segment performance and allocating resources.
(2)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.
(3)Earnings per share for the twelve months ended December 31, 2019 reflect 34.6 million in incremental shares of UGI Common Stock issued in connection with the AmeriGas Merger.